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                                                            Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of ValliCorp Holdings, Inc. on Form S-8 of our reports dated June 17, 1996 (which includes an emphasis paragraph relating to the restatement of the supplemental consolidated financial statements for poolings of interests subsequent to the date of the historical financial statements and includes an explanatory paragraph referring to a 1994 change in method of accounting for securities) contained in Registration Statement No. 333-06411 of ValliCorp Holdings, Inc. on Form S-4 under the Securities Act of 1933 and July 19, 1996 contained in the Annual Report on Form 11-K of ValliCorp Retirement and Savings Plan for the year ended December 31, 1995.

DELOITTE & TOUCHE LLP

Fresno, California
July 25, 1996